Exhibit 99.1

NATURAL HEALTH TRENDS ANNOUNCES THIRD QUARTER REVENUE ESTIMATE

DALLAS, TX, October 12, 2012 -- Natural Health Trends Corp. (OTCQB: NHTC) announced today that its estimated revenue for the quarter ended September 30, 2012 was $9.3 million.  The Company also estimates that its deferred revenue, consisting of unshipped product and unamortized enrollment fees, at September 30, 2012 was $800,000, compared to $1.6 million at June 30, 2012.  In the third quarter of 2011, revenue was $10.6 million, with deferred revenue of $1.5 million at September 30, 2011 and $2.7 million at June 30, 2011.

For the nine months ended September 30, 2012, estimated revenue is $29.4 million, a 28% increase over the comparable period in the prior year.  The various promotions and events that the Company conducted for its 10th Anniversary celebration that occurred during the third quarter of 2011 deferred revenue into the third quarter last year.  A year-to-date comparison with the comparable period a year ago through September evens out such an effect.

These results are preliminary and have not been reviewed by the Company’s independent accountants.  Significant updates and revisions may be required before the release of our third quarter results in November.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance.  Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated.  Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed on March 27, 2012, with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Natural Health Trends Corp.
investor.relations@nhtglobal.com

SOURCE:  Natural Health Trends Corp.